Exhibit 99.2
Q4 2009 Earnings Call — TranS1, Inc. [TSON] 02/23/2010 16:30 (ET)
Operator: Good day, ladies and gentlemen and welcome to the TranS1 Incorporated Fourth Quarter 2009 Earnings Release Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this conference call is being recorded.
I would now like to introduce your host for today’s conference, Mr. Mark Klausner.
Mark R. Klausner, Managing Partner, Westwicke Partners, LLC
Thanks, operator. Joining us on today’s call are TranS1’s Chief Executive Officer, Rick Randall; President and Chief Operating Officer, Ken Reali; and Chief Financial Officer, Mike Luetkemeyer. Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Actual results could differ materially from those stated or implied by our forward-looking statements, due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call. For a discussion of risks and uncertainties associated with TranS1 business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008.
With that, it’s my pleasure to turn the call over to TranS1’s CEO, Rick Randall.
Rick Randall, President and Chief Executive Officer
Thanks, Mark. Good afternoon and thank you for joining us today to discuss TranS1’s fourth quarter and full-year 2009 results. On today’s call, I will discuss the key highlights of the quarter along with some recent developments and Mike will provide you with the details of our financial results. I then would like to share with you some additional perspective on the key developments in our business after which Ken, Mike and I will take your questions.
Worldwide, 674 TranS1 procedures were performed and we generated 6.3 million in revenue during the fourth quarter. Before I talk about some of our recent operational accomplishments, I would like to detail some recent actions that we have undertaken to focus the business in light of the current environment and also discuss our announcement today that Mike has decided to step down as CFO.
Mike recently informed us that effective March 31 he will be leaving the company to pursue other opportunities. We have a search underway for a new CFO and currently expect to have someone in place by the end of the second quarter. Mike has agreed to serve in a consulting capacity until we have found a full time replacement and will make himself available to assist the new CFO during the transition as needed.

Also as part of our 2010 strategic planning process, we have made a number of decisions to focus our investment while maintaining our ability to grow the business. First, as we have discussed in the past, we have continually adapted the size of our sales force to best address our current market opportunity.
In light of the current environment, we have reduced the number of direct reps in the field to 45. In this process, we have embraced our most successful reps by giving them more territory to grow while ensuring that all territories are appropriately covered. Our overriding goal is to make each of our reps profitable as quickly as possible. The sales management structure remains unchanged.
Additionally, we have re-prioritized our R&D efforts. Due to an uncertain regulatory pathway, we have decided to put the PNR project on hold in the U.S. While we remain focused on R&D, we are pursuing products that have a shorter pathway to regulatory clearance and commercialization. This decision has allowed us to downsize our regulatory management and staff.
Before I turn the call over to Mike, I’d like to highlight some recent operational developments, which I will detail after Mike discusses our financial performance. Reimbursement continues to be a challenge for the business although we are making progress at the local level, as our reimbursement personnel become better at educating our surgeons and their office staff on the proper use of available codes to match up against the patients they are treating and the treatment they are providing.
We have recently been informed of two additional peer review papers that have been accepted for publication, which will build upon the strong clinical evidence behind our procedure. We continue to have early success in the complex spine market and recently held a very successful Association of Pre-Sacral Spine Surgeons, or APSS, meeting focused on deformity surgeons.
On the product front, we have commenced the limited market release of both the Avatar Pedicle Screw System along with our next generation Vectre facet screw system and early cases have gone well. Also we recently received 510(k) clearance for the AxiaLIF 2L plus, our next generation 2-Level product. This product is also in limited market release and going well.
I would now like to turn the call over to Mike to review our financial results. Mike?
Mike Luetkemeyer, Chief Financial Officer
Thanks, Rick, and good afternoon everyone. In the fourth quarter of 2009, we generated revenue of $6.3 million. As we previously announced, this was lower than our fourth quarter guidance of 6.7 to $7.2 million, it was also down sequentially by $600,000 from the $6.9 million generated in the third quarter of 2009 and down $1.1 million from $7.4 million generated in the fourth quarter of 2008. For the total year 2009, we generated revenue of $29.8 million. This represents an increase of 18% over the $25.3 million of revenue generated in 2008.
For the fourth quarter of 2009, we generated 95% of our revenue, or $5.9 million, in the United States. In the comparable period in 2008, we generated 97%, or $7.1 million, of our revenue in the United States. For the total year 2009, we generated 94% of our revenue or $28 million in the United States. In fiscal 2008, we generated 92% or $23.3 million of our revenue in the United States. The primary factor driving the increase in revenue in the United States was an increase in the number of 2-Level procedures performed during the first full year of commercialization.
During the fourth quarter of 2009, 550 procedures were performed in the United States utilizing TranS1 products. This represents a decrease of 101 procedures from the 651 procedures performed in the fourth quarter of 2008 and a sequential decrease of 56 procedures from the 606 procedures performed in the third quarter of 2009. For the total year 2009, 2,578 procedures were performed in the United States utilizing TranS1 products. This represents an increase of 298 procedures from the 2,280 procedures performed during 2008.
Our average selling price in the United States for the fourth quarter of 2009 excluding stand-alone sales of our percutaneous facet screw system was $10,300. This represents a decrease of $300 from the comparable quarter of last year and a decrease of $100 from the third quarter of 2009, as a result of the changing product mix. For the total year 2009, our average selling price in the United States including – excluding stand-alone sales of our percutaneous facet screw system was $10,500. This represents an increase of $650 over 2008.
The increase in average selling price for the full year is primarily driven by the adoption of our 2-Level procedure. For the fourth quarter of 2009, 151 of the 550 AxiaLIF procedures performed in the United States, or about 27%, were AxiaLIF 360° procedures and a 115 or about 21% were AxiaLIF 2-Level procedures.
For the total year 2009, 780 of the 2578 AxiaLIF procedures performed in the United States or about 30% were AxiaLIF 360° procedures and 596 or about 23% were AxiaLIF 2-Level procedures. For the fourth quarter of 2009, we generated revenue of $254,000 from the stand-alone sales of our percutaneous facet screw system compared with $224,000 for the fourth quarter of 2008.
For the total year 2009, we generated revenue of $953,000 from the stand-alone sales of our percutaneous facet screw system compared with 868,000 for 2008. Gross margin was 79.9% in the fourth quarter of 2009 compared with 84.6% in the fourth quarter of 2008. Gross margin for the total year 2009 was 80.9% compared with 82.9% for all of 2008.
The decrease in gross margin for the fourth quarter was driven by the under-absorption of manufacturing overhead, as we reduced inventory purchases in response to lower business volume. The decrease in gross margin for the year was primarily driven by specific inventory reserves for excess inventory and the under-absorption of manufacturing overhead mentioned above.
Turning to expenses, total operating expenses for the fourth quarter of 2009 were $10.7 million, a decrease of $348,000 from 11.1 million for the fourth quarter of 2008. The decrease in operating expenses for the quarter were primarily the result of lower sales and marketing cost of $818, 000, primarily as a result of lower commissions on lower revenue and lower training and travel expenses. This was partially offset by higher project-related costs in research and development. Total operating expenses for the year 2009 were $47.7 million, an increase of $7.1 million from 40.6 million in 2008.

The increase in operating expenses for the year were primarily the result of higher sales and marketing costs of $4.7 million, primarily due to the expansion of our direct sales force and reimbursement support staff, increased commissions as a result of increased sales and higher surgeon consulting and promotional costs related to our APSS programs. Additionally, project-related research and development costs increased by $2.4 million.
Other and interest income, which primarily consist of interest income was $23,000 in the fourth quarter of 2009. This compares to $331,000 in the fourth quarter of 2008. For all of 2009, other and interest income was $405,000 compared with $2.5 million in 2008. The significant decrease in both the fourth quarter and total year other and interest income was primarily the result of historically low interest rates, the conservative and very liquid nature of our investment portfolio and lower investment balances as our business continues to be a net cash user.
Our GAAP net loss for the fourth quarter was $5.7 million or $0.28 per share. On a non-GAAP basis, adjusting for non-cash stock compensation charges of $600,000 in the quarter, our net loss was $5.1 million or $0.25 per share. This compares to our previously issued guidance for the fourth quarter on a GAAP basis of a loss of 0.34 to $0.36 per share and on a non-GAAP basis of a loss of 0.31 to $0.33 per share.
Our GAAP net loss for the year 2009 was $23.2 million or $1.13 per share. And on a non-GAAP basis adjusting for non-cash stock compensation of $2.8 million for the year, our net loss was $20.4 million or $0.99 per share. This compares to our previously issued guidance for the year on a GAAP basis of a loss of $1.19 to $1.21 per share and on a non-GAAP basis of a loss of $1.05 to $1.07 per share.
At the end of the year, we had $55.3 million in cash, cash equivalents and short-term investments with no debt. Our operating cash burn for the fourth quarter defined as cash used in operating activities and investment in fixed assets was $6 million and our operating cash burn for the year 2009 was $22.1 million.
With regard to guidance for 2010, we’ve decided that until the business stabilizes and becomes more predictable, we will refrain from providing annual guidance. With respect to the first quarter of 2010, directionally we expect the business to be flat to down 10% compared with the fourth quarter of 2009.
Before I turn the call back to Rick, I want to take a minute to thank Rick for the opportunity to have been part of the TranS1 team. I’ve thoroughly enjoyed working with Rick and the entire TranS1 team and I want to wish all of my colleagues at TranS1 the best as they continue to build the leading spine company.
Rick, back to you.
Rick Randall, President and Chief Executive Officer
Thanks, Mike. Before we open the call up for questions, I’d like to add some color on our operations and recent developments. Turning first to reimbursement, as we continue to incorporate feedback from payers and from the field, we’re becoming more proactive in managing reimbursement. We have developed specific initiatives that our field sales force and reimbursement team are undertaking to educate surgeons on the most appropriate coding for our procedure and if necessary assisting with pre-authorization denials or non-coverage decisions as they arise.
We continue to see good success on appeal and the small victories are important as each positive coverage decision makes it easier to seek your payment for the next case. Additionally, we now have two peer reviewed clinical papers that have been accepted for publication, the first of which is scheduled to be published in neurosurgery focused in March.
We expect that these papers will continue to build upon our strong base of clinical evidence and will be helpful as we continue to work through reimbursement at both the local and national level.
Separately, we continue to observe increasing interest in utilizing our procedure in complex multilevel spine cases like scoliosis and adult deformity, where our product is unique, clinical benefits and reimbursement is favorable. We view recent adoption and rising interest among thought leaders in complex spine as encouraging incremental evidence of the company’s unique approach and effective technology.
We have educated our sales force on this unmet clinical need and continue to direct them to increase their focus on the surgeons who perform these multilevel procedures. To this end, in mid-January, we hosted our first deformity-focused Association of Pre-Sacral Spine Surgeons or APSS Meeting in New York City. We had 75 total surgeons in attendance, including 10 faculty members of which 55 were deformity surgeons and 25 were members of the Scoliosis Research Society or SRS.
Approximately 50 of the surgeons attending had never previously completed an AxiaLIF procedure. The focus of the day was how to achieve the best lumbosacral fixation in deformity cases and how the unique design of our implant provides significant biomechanical advantages relative to the other fusion procedures for lower levels of the spine.
We did significant model-based training at the APSS. And as a follow-up, we’ve been providing focused training for surgeons in attendance who have recently held cadaver labs in New York and St. Louis.
On the sales front, we had a successful national sales meeting in January, despite a difficult 2009; we had a number of reps who had a strong year. We focused on identifying the best practices employed by our most successful reps and use the national salesmen to educate our refocus sales force on specific practices that they will incorporate into their territories in the coming year.
We also had a number of surgeons on hand to report on their clinical experience in a variety of indications, including 2-Level and deformity. We had one of our most successful 2-Level surgeons report the one-year clinical results on his first 19 2-Level cases in which he demonstrated excellent symptom relief and fusion results at each level treated.
In addition, we had two surgeons who treat deformity patients, who cited their experience in using the AxiaLIF procedure in complex spine cases and in particular the benefits of using our 2-Level procedure at the base of a long construct. We also spend a good deal of time on new product education. We introduced our new Avatar Pedicle Screw System more broadly; additionally we introduced the Vectre, our next generation percutaneous facet screw system.
Turning to the product front, as we mentioned in January, we recently signed a distribution agreement with Life Spine to distribute their Avatar minimally invasive pedicle screw system. The product is FDA cleared, and currently being sold by Life Spine to its network of independent distributors. While we are enthusiastic about this technology, we are also taking a measured approach to introducing the device through our sales force.
Our limited market release has gone well so far and based on the continued feedback that we receive from our surgeons and sales people, we expect to launch the product more broadly in the second half of 2010. Additionally, we began the limited market release of our next generation Vectre facet screw system. The Vectre is easier and more efficient to use than our original percutaneous facet screw system, and also has some added tools that facilitate additional posterior fusion.
Finally, we recently received 510(k) clearance for the AxiaLIF 2L plus, our refined 2-Level device. The 2L plus is a two-piece modular design of our AxiaLIF 2-Level device that provides surgeons more control during the operation and allows them to dial in the amount of distraction between levels.
Additionally, the shape and dimensions of the devices have been modified to provide a more robust and stable implant construct. The AxiaLIF 2L plus is also a limited market release and we look forward to updating you on all of these products as we get additional feedback from the field.
With that, I would like to open the call up to take your questions.
QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] Our first question comes from Matt Miksic of Piper Jaffray.
Q – Matt Miksic
Hi, Rick, Mike.
A – Rick Randall
Hi, Matt.
Q – Matt Miksic

Thanks for taking the question. First, Mike, thanks for all your hard work and we wish you lot’s of luck in the future wherever you wind up?
A – Mike Luetkemeyer
Thanks, Matt.
Q – Matt Miksic
Sure, thing. Rick, one question on the sales force, if you could talk maybe a little bit about – is that – is this the level where you think you ought to be or I know it’s not an easy question to answer on a conference call, but is it possible we could see further contraction from here over the next couple of quarters or is that contingent on anything – any color there would be helpful? And then I have one follow-up.
A – Rick Randall
Sure, Matt. When we made this decision, we took a careful look at the users that we have in place in the United States, the reps who were most successful and experienced in selling the product. And Matt, as you know, we’ve had a distinct productivity curve associated with this technology, where it typically takes a new rep in a de novo territory quite some time, up to nine months to a year to really become productive.
Given the fact that we want to conserve our cash, most of the folks that we eliminated from the sales force were folks who had not gotten up that productivity curve. So with an eye toward productivity and then eye toward a geographical coverage, we came up with what we think is the right number, the 45 reps that are remaining in the field in addition to some of the independents that we currently have in the field and feel that this is the right size.
Now, I would never say never. And obviously if conditions were to worsen, which I don’t think is the case, we could have a further reduction. But we feel pretty comfortable with this group and actually look forward to, with success, expanding beyond this number as needed based on growth in certain markets.
Q – Matt Miksic

Okay. And then a follow-up just on, I guess, maybe this is a two-part question, the first is just any kind of update if you could maybe review for where is the results and safety profile of the procedure? Where are your numbers coming in now? What are you doing to sort of help improve the efficacy and safety of the procedure? Does occasionally come up as a question. I’d love to hear how...
A – Rick Randall
Yeah, I think we lost you, Matt, but I will address the question as I heard it. The safety profile remains, I think it’s the safest fusion procedure in the market. We have for several months now, maybe beyond months, we have stabilized at an overall complication rate of about slightly over 1%. Still the most egregious complication that we have is a bowel injury and that is stabilized at the roughly one half of 1% level.
I think in future calls, we have an active program aimed at developing tools that will, we believe, even lower that complication or hopefully eliminate the need for a diverting, temporary diverting colostomy, which is typically what happens to patients who have a bowel injury if it’s not detected at the time of the surgery.
We’re encouraged by some of the labs we performed with some new devices and I’m hoping in the next couple of calls you will hear more about that device. But actually, we’re getting more bullish on the potential for us to make a huge impact on reducing an already very low complication rate.
Operator: Matt, can you hear us?
A – Rick Randall
I think, we go to the next question.
Operator: Thank you. We will. We’ll move to the next question, Michael Matson of Wells Fargo.
Q – Michael Matson
Hi. Did you say whether or not there were any sales of the pedicle screw system in the fourth quarter or was that announced really too late in the quarter to have an impact?

A – Rick Randall
Right, Michael, we announced the pedicle screw partnership in January.
Q – Michael Matson
Oh, okay. And with that product, are the salespeople going to be really just trying to sell that as an add-on to the existing AxiaLIF procedures or are they going to be going after any other type of – I guess you don’t really have any interbody spacers right, so it can only really be used with your lumbar AxiaLIF procedures, right?
A – Rick Randall
Right, Michael. One of the obvious concerns we had in bringing on products like this is we don’t want to defocus our sales force from what makes us unique and novel and the most exciting product we have, which is AxiaLIF. So you’re right.
The focus is so many of our cases, especially now as we’ve broadened the indications of use for this technology well beyond the single L5-S1 degenerative disc patient, as we’ve broadened the indications so many of our patients are backed up with pedicle screws. Almost all of our 2L cases are backed up with pedicle screws. So it just made obvious sense for us that we could in many cases add-on that product and the revenue generated from the product. In the same case that we’re already committed to in attending and the reason for that case being is really the AxiaLIF procedure. So initially, our sales force will completely focus on adding the pedicle screw to the existing AxiaLIF.
Now, I feel comfortable in saying that there will be some surgeons where we have strong relationships, who like the product and they probably will utilize the product even beyond in cases that don’t include L5-S1, where they may be doing a TLIF or some other type of procedure and we could pick up some of that business. But that’s not going to be the focus of our efforts.
Q – Michael Matson
Okay. And would you consider any similar distribution agreements with other products, maybe, like a biologic or something like that, just try to get some additional revenue per case?

A – Rick Randall
Yes, those are in the works. We’re looking at everything that’s utilized in our case. We would like to own the case. We’d like to create no reason to have another vendor in that particular surgery and so we won’t stop with pedicle screws. There is more activity behind that. We’ll talk about that shortly.
Q – Michael Matson
Okay. And then can you give us the number of surgeons that you trained in active surgeons?
A – Rick Randall
I’ll hand that one to Mike.
A – Mike Luetkemeyer
Yeah, Mike, the active surgeon base was actually flat from Q3 to Q4, 382, didn’t change at all. And the new docs trained in the U.S., which is the metric that we track and report on, for the total year was 251, 43 in the fourth quarter.
Q – Michael Matson
Okay. And just, can you give us an update on where things stand with regard to kind of lobbying the specialty societies in getting a category I code, is there still a potential for that to happen or is there any potential for that to happen next year?
A – Rick Randall
I don’t want to say there’s no potential for that to happen, but I think we need to be very careful in what we do in that regard. Getting a category I code in this environment may not be the most appropriate strategy. We haven’t ruled it out yet, but it may not be the most appropriate strategy.
We are lobbying the various societies, because obviously as AxiaLIF continues to grow and more importantly as the indications continue to expand and it becomes a more valuable tool in a broader array of lumbar surgical patients. We need to make all of those folks aware of the efficacy, the safety in the work that’s embossed with using AxiaLIF.
So that’s where we are really focusing our efforts on making sure all of our users truly understand all the codes available. The patients that they are now treating and how those patients — patients match up against the variety of codes that exist in for lumbar fusion, including the ALIF code or the miscellaneous code and — and in some cases the category III code. The category III code does not necessary perfectly fit all of these patients.
So that’s where our real effort is, we think that at the local level both with the surgeon, their coder, their office staff, and the local payer, we’ve got our best opportunity to manage effectively through this. And obviously, we won’t stop on getting universal coverage for this, but I think our efforts will be in more locally and then at the payer level, as opposed to any near-term strategy regarding CMS.
Q — Michael Matson
Okay, that’s all I have. Thank you.
Operator: Our next question comes from Doug Schenkel of Cowen and Company.
Q — Doug Schenkel
Hey, good afternoon, guys.
A — Rick Randall
Hi.
A — Mike Luetkemeyer
Hey, Doug.
Q — Doug Schenkel

I guess before throwing a couple of questions at you, Mike, I did want to first echo Matt’s earlier comments and I thank you for all your hard work and be sure to wish you the best in all of your future endeavors and I know we’ll be seeing you soon.
A — Mike Luetkemeyer
Thanks, Doug. I appreciate it.
Q — Doug Schenkel
So, Rick, I want to just may be start by building off of some of those last comments. You talked about going for level 1 — a level 1 reimbursement code and indicated that that may not necessarily be the most appropriate strategy. And I appreciate the reasons why and appreciate you guys providing a little bit more detail on why you think that may be the case.
With that being said, without a level 1 code, can you talk about over one year, two years, three years, what the revenue growth potential here is? I mean we’ve gone for obviously a couple of quarters where sequentially things have continued to get weaker, hopefully that starts to level off in the near-term, but ultimately to stop burning cash you’re going to have to get that topline up. I mean, is it possible without a level 1 code to get to the point where you’re not burning cash over the next, call it, four to eight quarters?
A — Rick Randall
Yes, Doug, I believe it is. And let me explain why we believe it is and why we are starting, early on, to see evidence that that could be the case. The category III code, and remember, Doug, when we started all this back in 2005, what we knew about the technology and where our surgeons took the technology early on was for these patients who had pretty much L5-S1 degenerative disc disease.
Back then, we had little to no evidence that we could actually decompress the exiting nerve roots and reduce or eliminate leg pain. So that — the thought at the time was if a patient has concomitant leg pain, we need to do a surgical decompression. If I’m going to do a surgical decompression, I’ve got a lot of other fusion surgeries I can use. So when you look at the category III code that we have, it’s very descriptive of that type of patient. Kind of a single-level low back pain only patient, maybe some tears in the annulus, and when you open up the code and dissect it that’s the patient that is — and the associated work that was contemplated.

Now, those patients are the patients we predominately treated from 2005 maybe all the way, and we still treat many of them today with our AxiaLIF 360. But what’s happened over the last two to three years is as the clinical evidence has continued to mount, we’ve learned that this is an excellent operation for low back pain and leg pain. It’s even a better operation for spondylolisthesis or instability, concomitant with leg pain and back pain. And now most recently we’re treating patients who have deformity and using it as a solid construct at the base and backing it up with pedicular fixation, we’re straightening the spine with pedicular fixation.
So both the type of patients we’re treating, the way the patients are being treated and the amount of work involved with utilizing this technology with other techniques to treat those patients very dramatically from that category III code. So proper coding is that you match up the way you treat the patient, the patient that you’re treating, how many surgeons are involved with the treatment, and you match that up against all available codes, including other miscellaneous code.
And so as time just moved forward and we have taken on many of these denials for payment and we fought through these denials for payment, we’ve learned something actually from the payers and that is that the right proper coding is to match all of those things appropriately. And they’ve given us some guidance and we’ve learned a lot from our payer meetings and we’ve gone back and learned from some other surgeons who continue to use this operation.
And now what we’re providing is a full education of all the codes and how the patients are contemplated and the operation is contemplated within those codes. And with that education, surgeons can more appropriately and accurately match the patient, the operation against the variety of codes. And so what happens is as our indications expand, we sell more 2-Level product, get involved with complex spine, get involved with spondylolisthesis or instability, and low back pain could concomitant with leg pain, it diminishes the impact of the category III code and gives us an opportunity as we saw in 2008 and early 2009 to continue to get back on a growth trajectory.
Now, we’ve got to execute to that. And so that’s the probably the best way I can explain it why we believe going forward with all of these — all the hard work and the education and having these reimbursement people in the field doing their job with the backroom coders, we can turn this around and grow the business. So it’s obviously a reimbursement strategy, but it’s also an expansion of clinical indication strategy combined with a product strategy.

What’s interesting, I cited our top performers. Our top performers last year and some of them increased sales dramatically in their territories. They had a couple things in common. They really handled reimbursement better and I think they sold the 2-Level product in more complex indications better than the bulk of our sales force.
So those are the best practices we recently focused on with our — at our National Sales Meeting and the metrics that we placed in managing our sales force going forward. Is that helpful?
Q — Doug Schenkel
Yeah, that’s helpful. And I mean I guess if I were to take the liberty of maybe lumping the two strategies into two categories and you can just tell me if this is incorrect, but essentially there’s thoroughly an approach to essentially use existing codes in a more educated and more appropriate way as you expand indications. And then the other part is to continue to be aggressive in getting authorization on a pair-by-pair basis, separate of arguing that you should be able to use existing category I codes because of extenuating indications, is that fair?
A — Rick Randall
If I would have said that we would have saved about 30 seconds.
Q — Doug Schenkel
No, no, no.
A — Rick Randall
That’s very fair.
Q — Doug Schenkel
So with that in mind, one of those is going after the pairs specifically. It sounds like you’ve had more success in certain regions than others. As you cut back on the sales force to rationalize for the challenges that you are working for right now, was there any thought given to the fact that there are regions where you’ve been more successful in proactively getting payers to come on board and maybe trying to build the business more aggressively in those regions while maybe pulling back in the interim, I mean, some of the regions where you’ve been less successful?
A — Rick Randall
I think some of that is exactly what we did. When we made our adjustments, there were certain regions in the country, Pacific Northwest for instance comes to mind in particular, where we’ve had less success and we’ve had more reimbursement headwind than at probably any other area and there has been other regions of the country. And so, yeah, we did back off there. We still have a strategy there and we’re going to work that area hard, but we’ve really kept our core distribution assets focused in the areas where we’ve had less resistance and we seem to be managing through better with our surgeons, the payers, and the coders.
Q — Doug Schenkel
Okay. And then on the other part of the strategy, recognizing that for a lot of the indications you’re going after the category III code really doesn’t fit. The reality, the practical challenge that in some part you face is that there are some major payers that have deemed AxiaLIF as being experimental and investigational. I mean, can you overcome those classifications when — you even trying to use these codes that seem more appropriate for these indications, can you overcome those blanket classifications from some of the major payers?
A — Rick Randall
Yes and we have. We’ve done that more at the local level. We have payers who have a non-coverage decision and we’ve been able to, through the appeals process actually rework those cases and get them paid. And once you establish what patient is best suited to the technology and why it’s different from the category III code, maybe often using the miscellaneous code, which seems to be a good vehicle to do that, which is what we did in 2008. We’ve been able to, at the local level, established a pipeline with certain patients where we’re getting paid.
So I think we can continue to do that and obviously as the data continues to roll in and our — the number of our peer reviewed papers increase and we have a few more in the pipeline, we’ll be more aggressive at the — I don’t want to say national level, but it’s a larger level with the payers as well.
Q — Doug Schenkel

Okay. That’s helpful, just a couple of clean ups. Mike, guidance for Q1, did you say it’s down, you guys said flat to down 10%?
A — Mike Luetkemeyer
Yeah.
Q — Doug Schenkel
Sequentially or year-over-year?
A — Mike Luetkemeyer
Sequentially, we said flat to down 10%, sequentially, comparing Q4 ‘09 to Q1 2010.
Q — Doug Schenkel
Okay. And recognizing you are not giving full-year revenue guidance, any chance, you give us some indication about what your burn target is for the year?
A — Mike Luetkemeyer
Well, what I would tell you is that the — all else being equal, the actions that we have so far taken would tend to decrease the burn rate from what it was in 2009. As far as giving you a specific number, no, I’m not prepared to do that today.
Q — Doug Schenkel
Okay. I mean, if I look at your fourth quarter numbers, it is about, what is that three — you guys burn just under, I think, that’s $11 million. Any chance, you could, not burn, actually that’s your operating expense, is it right to assume that your operating spend, the other combination of R&D as sales and marketing and G&A should go down from there, given the changes that you’ve announced today?
A — Mike Luetkemeyer

Yes, on an annualized basis, they should go down.
Q — Doug Schenkel
They should go down. Okay.
A — Mike Luetkemeyer
Yeah.
Q — Doug Schenkel
And...
A — Mike Luetkemeyer
And the reason I say on an annualized basis is, you know, there are certain one-time charges that you take severance and other costs. So let me take a little while for that to wash through, but all else being equal, the operating expense line should decline based on the actions that we’ve taken.
Q — Doug Schenkel
Okay. Last question, if my model is correct, which I definitely could be off, but assuming I’m not and you can tell me otherwise, it looks like 2-Level procedures may have declined by 30 or maybe 29 sequentially, am I wrong or is that correct? And if I am correct, any reason why this might have occurred during the quarter?
A — Rick Randall
You are correct, 2-Level procedures actually declined from 138 in Q3 to 115 in Q4.
Q — Doug Schenkel
Okay.

A — Rick Randall
And you know the 2-Level procedures starting last fourth quarter when we had full market launch of the 2-Level increased to 168 in Q1. They went up again to 175 in Q2, and then they started to decline when we hit the reimbursement headwind, they went down to 138 and then down to 115.
Now our reimbursement is the lion’s share of the issue, but we also had some product issues in the market that we think we have addressed with the 2-Level plus that’s now in limited market release. So we would hope that that trend would reverse itself as we put the 2-Level plus into full market release later in the year.
Q — Doug Schenkel
All right. I guess I got to ask another one as a follow-up then. Could you talk a little bit about the specific product issues in the field that have been addressed with the 2L plus?
A — Rick Randall
Yeah, I’m going to let, Ken, talk about the 2L plus. But just to go back historically, when we released the 2L product and we talked about this on a couple of calls, we saw a little more subsidence than we had seen — ever seen with the single-level product. And we also saw some cases where the L5-S1 rod backed out a little bit.
Now we were very concerned about that early on, because we just don’t have much room for error with this product that we wanted to be right and tight. As we work through it, we indicated the use of pedicle screws to backup the device as opposed to facet screws and the subsidence issue dramatically decreased. And then we found it with appropriate technique, we were able to manage the L5-S1 rod.
So over the entirety of 2009, we felt actually pretty good about the device, but we had already put in place and designed the next generation, which Ken is going to talk about. We however — and this is where I think we can have better execution — and we did have a number of sales reps who adjusted to the technique, had surgeons who worked through this and had great success with the 2L. And those reps converted more surgeons to the 2L.

And then we had others that I think got a little spooked by what happened and backed off. They were fearful that any 2L failure could affect their single-level product. And frankly, I think a lot of our focus at the sales force or at the sales meeting is to eliminate that disparity that we saw from region-to-region or rep-to-rep. And priority A is going to be to, even with the old product, to get those reps back on board converting surgeons to the 2L product because it’s a great operation and we’ve had great results.
Now having said that, we were a little fortuitous because right in the middle of our sales meeting we learned from the FDA that about a month in advance of what was expected, we got the clearance to market the 2L plus. So I’ll let Ken talk about the 2L plus and how that should even give our reps more confidence that the 2L is one way to prosperity in 2010.
A — Ken Reali
Hello, Doug, it’s Ken Reali. As Rick mentioned, the 2L plus was approved 510(k) cleared back in January, late January, and we started a limited market release. As Rick mentioned, this product was designed specifically to address some of the early concerns we saw with the 2L product, issues of subsidence, and patients of poor bone quality. We had a couple issues of separation where facet fixation was not completely appropriate.
The 2L plus is a two piece design like the 2L, but the difference is there is a locking pin that links the two implants together, the L4-L5 implant and the L5-S1 implant. That also has a distraction capability at both levels. So we feel the combination of the ability to modulate and distract at both levels with the locking pin, and also has a tapered design at L4-L5 for improved fixation into that bone, that vertebral body, will be a large improvement. Thus far in the limited market release, albeit it’s very early, the feedback has been very strong. And we look forward to continuing to track the limited market release carefully and we plan on a full market release later in 2010.
Q — Doug Schenkel
Okay. Well, thanks for that Ken, and Rick, and Mike, to all you guys, I really appreciate you taking all the questions.
A — Rick Randall
Thank you.
A — Mike Luetkemeyer

Thanks, Doug.
Operator: Your final question comes from Matt Miksic of Piper Jaffray.
Q — Roshni Sacks
Hi, this is Roshni for Matt. Matt’s traveling. Sorry for dropping off earlier. The follow-up that we wanted to ask is on adverse events, before the long-run cumulative rate had been around 0.5%, just wanted to see whether that’s stayed the same. Have you seen any change in that?
A — Rick Randall
No, Roshni, it’s pretty much stabilized. We measure it monthly. And our field sales force has monthly numbers. And so the 0.5% I think you are referring to the bowel injury is stabilized at that number and we talked about some initiatives we have to further reduce it that we’ll go into in a future call.
Q — Roshni Sacks
Okay. And then just one quick follow-up on deformity, I know that it’s still early, but could you give us a sense about how big deformity could be as a percentage of your total business over the next four to eight quarters?
A — Rick Randall
We haven’t really measured how big it could be. I would say that it’s the fastest growing — minimally invasive spine is the fastest growing subset of spine, and within that deformity I think is the fastest growing subset of minimally invasive spine. So we’re very excited about it. Obviously, there’s other approaches that are allowing more and more of patients who are older than 65 who have this condition to be operated on and operated on successfully. And they all need a stable construct at the base that will withstand the forces of the lever arm that’s created with the fusion. So it’s a large opportunity for us and we are just getting started so I’m not going to provide any numbers. But as we move forward, we’ll provide on future calls more detail as to the market size considering the utilization of our technology.
Q — Roshni Sacks

Okay. Just to push a little bit on that, do you think it could be — just sort of ballpark number — 10, 20? I guess some color, not necessarily quantifying, but just some qualitative color would be nice.
A — Rick Randall
Well, it’s a large market.
Q — Roshni Sacks
Right.
A — Rick Randall
And as you follow some of the other companies that are doing well in that market there’s some big numbers attached to it. There is another 40 to 50,000 patients out there that are of that ilk. So the available market you look at a 2-Level product at 10, $12,000 of revenue and you lay that over that size of an opportunity in this country alone, it can be fairly large. But it’s early on in the development of this technique for that application. So we haven’t even given out publicly numbers that we would anticipate in sales over the next two or three years.
Q — Roshni Sacks
Fair enough. Thank you for taking the questions.
A — Rick Randall
Thank you.
Q — Roshni Sacks
And sorry about Matt dropping off.
A — Rick Randall
No problem.

Operator: I’m not showing any further questions. Would you like to continue with any further remarks?
Rick Randall, President and Chief Executive Officer
No, I think we’re all set. It there are no other questions I’d like to close by thanking you, all of you for taking the time to join us on the call today. I want to express my appreciation to Mike for the three years of service that he’s given this company, the partnership that he’s given me, and the mentorship he’s provided to the people in the finance department here at the company. It’s meant a lot to all of us and we’ll miss Mike dearly.
I appreciate your interest in TranS1 and look forward to updating you on our continued progress in future calls. Thank you.
Operator: Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program, you may all disconnect. Everyone have a great evening.